Exhibit 99.3

March 17, 2005

Thomas A. Debrowski

EVP WW Operations

Dear Tom,

I am pleased to inform you that if you accept this letter agreement, you will be named as a participant eligible for enhanced benefits under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “New SERP”), subject to various terms and conditions, including those set forth in this letter agreement.

Because of the enactment of a new federal income tax law affecting nonqualified deferred compensation, including supplemental retirement plans (the “New Tax Law”), the Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan, dated as of May 1, 1996, as amended by Amendment No. 1 dated as of November 4, 1999 (as so amended, the “Prior SERP”) has been frozen as of December 31, 2004. The Prior SERP benefits that were vested as of that date are not subject to the New Tax Law, and will continue to be provided under the Prior SERP, unless you accept the enhanced benefits described below and waive your Prior SERP benefits. Benefits that were not vested as of that date will be governed by the New SERP, which is subject to and designed to comply with the New Tax Law.

The New SERP is described in the enclosed summary. A copy of the plan document for the New SERP is available, upon request. In the event of any conflict between this letter agreement or the enclosed summary and the plan document for the New SERP, the plan document for the New SERP will control.

The New SERP has two types of benefits: Part A Benefits, which are computed using the same formula as the Prior SERP, and Part B Benefits, which are enhanced benefits for which selected participants, including you, are eligible. This letter agreement constitutes an amendment to your Employment Agreement with Mattel dated November 13, 2000 (your “Employment Agreement”), as follows: the references in Section 5(e)(v) of your Employment Agreement to the “Mattel Supplemental Executive Retirement Plan” shall be deemed to refer to the New SERP, rather than the Prior SERP.

In order to be eligible for a Part B Benefit, you must agree to waive your right to benefits under the Prior SERP by accepting this letter agreement as set forth below. In addition, in order to be eligible for a Part B Benefit, you must satisfy your “Part B Eligibility Requirement, which is to remain employed with Mattel through May 25, 2008. However, your Part B Eligibility Requirement will be waived in the event of your Involuntary Termination (as defined in the New SERP), which shall include a termination of your employment covered by Section 5(e) of your employment Agreement. Please note that if you do accept this letter agreement, there is no guarantee that you will actually receive any benefits under the New SERP, as they remain subject to your compliance with the requirements of the New SERP regarding your conduct during and after employment.

If you accept this letter agreement, I would appreciate it if you would sign, date and return a copy to me.

Sincerely,

MATTEL, INC.

By:	/s/ Alan Kaye
Alan Kaye
SVP Human Resources

Agreed to and accepted by:

/s/ Thomas A. Debrowski
Thomas A. Debrowski
Date: April 4, 2005